December 28, 2005
MEMORANDUM OF UNDERSTANDING

A Memorandum of Understanding (MOU) between Quantum Molecular Pharmaceuticals, Inc, (QMP), Imagin Diagnostic Centres, Inc. (IDC) and Positron Corporation (POSC) together referred to as the “parties”.

Whereas the parties are desirous to collaborate to develop a new generation of positron emission tomography (PET) technology using concepts and research and development activities ( R & D effort) conceived and to be implemented by Dr. Irving Weinberg of Rockville, Maryland.

Whereas , Dr. Irving Weinberg is an exclusive consultant to QMP. Whereas QMP has agreed to create a support team for the implementation of the R & D effort to be headquartered in Rockville, Maryland and at Georgetown University in Washington, DC or an equivalent research-based institution or entity. (“the institutional research facility”).

Whereas POSC has asked QMP and IDC to supplement the funding of these activities through a joint venture. QMP, IDC and POSC agree that this MOU will outline the agreement between the parties to proceed with this joint effort. The parties agree as follows:

1.
The parties will form a joint venture (JV) to be called Quantum Molecular Technologies JV - (“QMTJV” or “JV”) which will have an 51% participation for QMP, a 20% participation for POSC and . iMAGIN Diagnostic Centres, Inc., (IDC) will retain ownership of 29% of the QMTJV. QMP, IDC and POSC will be the only JV partners.

2.
POSC will have an option to increase its JV participation to 51% throughout the acquisition of a further 31% interest in the JV from QMP by transfer to QMP of 150 million common shares of POSC calculated on a pre-split basis during the period to end December 31, 2007.

3.	Dr. Irving Weinberg will head up the JV and will be supported by the institutional research facility.

4.	POSC will fund the JV from the date of December 28, 2005. QMP will administer the accounting for the JV and will issue monthly progress and financial reports to the JV partners.

5.
QMP and iMAGIN Diagnostic Centres, Inc. “the funding partners” will have the right to fund the JV through the acquisition of POSC convertible preferred shares in an amount up to (US) $4 million which preferred will be convertible into POSC common shares priced at .02¢ per common share. Preferred shares will have all of the qualities of the POSC Series G Preferred. As an adjunct to the financing, QMP and IDC will grant to POSC of a free carried interest of 20% in the JV. POSC will issue the convertible preferred shares to “the funding parties” periodically as it receives funding. POSC will be obligated to fund the JV however, POSC will have the flexibility to use funds received from the funding parties as it sees fit including for POSC working capital purposes.

6.
POSC will have the right to manufacture and sell PET products developed by the JV in exchange for royalty payments to the JV to be negotiated. Royalty payments will be at favorable rates to POSC at the low end of ranges prevalent in the medical diagnostic imaging industry.

7.	All funding by POSC into the QMTJV will be in the form of debt which will be repayable to POSC out of the first cash flow generated by QMTJV.

8.	Any disputes which arise as a result of this MOU will be adjudicated in Toronto, Ontario by arbitration with an arbitrator agreed upon by the parties.

Dated at Toronto, Ontario and Chicago Illinois, the 28th day of December, 2005.

Quantum Molecular Pharmaceutical, Inc.	Positron Corporation

Per:	Per:

 iMAGIN Diagnostic Centres, Inc.

Per: